UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                         FORM 12b-25


                 NOTIFICATION OF LATE FILING


 (Check One): [X] Form 10-K [] Form 20-F [] Form 11-K [] Form 10-Q [] Form N-SAR

					For Period Ended___September 30, 1996____________________
				  (  ) Transition Report on Form 10-K
				  (  ) Transition Report on Form 20-F
				  (  ) Transition Report on Form 11-K
				  (  ) Transition Report on Form 10-Q
				  (  ) Transition Report on Form N-SAR
				  For the Transition Period Ended:__________________________

 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:

 ________________________________________________________________________

 PART I - REGISTRANT INFORMATION
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 Full Name of Registrant

						  Microwave Filter Company, Inc.
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 Former Name if Applicable


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 Address of Principal Executive Office (Street and Number)

								6743 Kinne Street
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 City, State and Zip Code

						 East Syracuse, New York  13057
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 PART II - RULES 12b-25(b) AND (c)

 If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

		(a) The reasons described in reasonable detail in PART III of this
				form could not be eliminated without unreasonable effort or expense;
		(b) The subject annual report, semi-annual report, transition report on
				Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
				filed on or before the fifteenth calendar day following the
[ X]     prescribed due date; or the subject quarterly report of transition
				report on Form 10-Q, or portion thereof will be filed on or before
				the fifth calendar day following the prescribed due date; and
		(c) The accountant's statement or other exhibit required by Rule
				12b-25(c) has been attached if applicable.

 PART III - NARRATIVE

 State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)


 Review by Auditors, Lawyers and Board of Directors not complete.

 Part IV - OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification

	Richard L. Jones, C.F.O.            315            438-4758
 --------------------------------   -----------    ------------------
			  (Name)                   (Area Code)    (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d)
	  of the Securities Act of 1934 or Section 30 of the Investment Company
	  Act of 1940 during the preceding 12 months (or for such shorter)
	  period that the registrant was required to file such reports, been
	  filed? If the answer is no, identify report(s).
													[ X ] Yes    [   ] No
--------------------------------------------------------------------------------

 (3) Is it anticipated that any significant change in results of operations
	  from the corresponding period for the last fiscal year will be
	  reflected by the earnings statements to be included in the subject
	  report or portion thereof?
													[  ]  Yes    [ X ] No

	  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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						  Microwave Filter Company, Inc.
		  ------------------------------------------------------
				 (Name of Registrant as Specified in Charter)

 has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


 Date___December 20, 1996___________  By____Richard Jones_________________
												 Richard Jones, Chief Financial Officer

 INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


								 ----- ATTENTION -----
 Intentional misstatements or omissions of fact constitute Federal Criminal
 Violations (See 18 U.S.C. 1001).

								 General Instructions

 1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.
 2. One signed copy and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.
 3. A manually signed copy of the form and amendments shall be filed with each national securities exchange on which any class of securities of the registrant is registered.
 4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.